Exhibit 99.2

RumbleOn Appoints Beverly Rath as Interim Chief Financial Officer and Controller

Beverly Rath Will Succeed Steven Berrard as Chief Financial Officer, Effective Immediately

Company Promotes Carlos Ramirez to Assistant Controller

DALLAS - RumbleOn, Inc. (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced that Beverly Rath will act as Interim Chief Financial Officer (CFO), effective immediately, following the unexpected death of Steven Berrard, RumbleOn’s co-founder and CFO on June 7, 2021. Rath will report to Marshall Chesrown, RumbleOn’s Chairman and Chief Executive Officer. The Company also announced the promotion of Carlos Ramirez to Assistant Controller.

“It gives me great confidence to know such a seasoned financial executive is stepping into the role as our Interim CFO. Beverly has worked alongside Steve for five years, and has been a key part of our finance organization since the beginning,” commented Marshall Chesrown, RumbleOn’s Chief Executive Officer. “I’m also pleased to announce that Carlos Ramirez was promoted to Assistant Controller. Carlos has been an integral part of the finance team and will support Beverly as we grow our finance operation. I look forward to working closely with the team as we continue to execute on our existing vision, plan and strategy.”

“I am honored to be appointed Interim CFO and look forward to contributing to RumbleOn’s future success,” said Rath. “Steve had a powerful presence and is greatly missed by everyone he worked with, but he built a strong team around him, and I will continue to lead RumbleOn’s finance team through our pending combination with RideNow, and as we embark on our next stage of growth.”

Chesrown concluded, “We are incredibly grateful for all of Steve’s contributions to RumbleOn through this period of transformative growth. Together, we accomplished a great deal over the last several years building RumbleOn, and so much more over the last 25-plus years since he co-founded AutoNation. His legacy will live on, and we will honor him by executing our plan to become the first and only omnichannel powersports platform in North America. Steve played a critical role in the formation of RumbleOn and will be gravely missed, but I remain as confident as ever in our management team as we shepherd the pending acquisition of RideNow through the closing process.”

Rath has served as RumbleOn’s Controller since inception, guiding strategic financial decisions and has been integral to the financial health of the Company. She has over 35 years of finance and accounting experience and over 45 years in the automobile industry. Prior to joining RumbleOn, Rath served as Controller for VROOM, a used car retailer and e-commerce company that enables consumers to buy, sell and finance cars online, and Controller for Terry Taylor Group, a group of automotive dealerships. Rath holds a Bachelor of Science in Accounting from the Metropolitan State College of Denver.

About RumbleOn

Founded in 2017, RumbleOn (NASDAQ: RMBL) is an ecommerce company using innovative technology to aggregate and distribute pre-owned automotive and powersport vehicles to and from both consumers and dealers, 100% online. RumbleOn is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform, and consumers with an efficient, timely and transparent transaction experience. Whether buying, selling, trading or financing a vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. For more information, please visit http://www.rumbleon.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group

Hilary Sumnicht

investors@rumbleon.com

Source: RumbleOn, Inc.